EXHIBIT 12.1

Nara Bancorp, Inc.

Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends

		Six Months Ended June 30, 2009		Year Ended December 31,
(Dollars in thousands)				2008		2007		2006		2005		2004
EXCLUDING INTEREST ON DEPOSITS:
Pre-tax income (loss) from continuing operations, as reported		$(16,891)		$4,380		$55,798		$56,203		$45,668		$33,239
Fixed charges		8,661		18,709		12,666		7,494		6,645		4,656

Earnings (loss)	(A)	$(8,230)		$23,089		$68,464		$63,697		$52,313		$37,895

Interest on borrowings		$6,499		$13,932		$6,988		$2,311		$2,090		$833
Interest on long-term debt, including amortization of debt issuance costs		1,099		2,845		3,750		3,389		2,901		2,380
Portion of long-term lease expense representative of the interest factor (1)		1,063		1,932		1,928		1,794		1,654		1,443

Fixed Charges		$8,661		$18,709		$12,666		$7,494		$6,645		$4,656
Preferred stock dividend requirements and discount accretion		3,541		693		—		—		—		—

Combined fixed charges and preferred stock dividend requirements and discount accretion	(B)	$12,202		$19,402		$12,666		$7,494		$6,645		$4,656

Ratios of earnings (loss) to combined fixed charges and preferred stock dividend requirements and discount accretion, excluding interest on deposits (2)	(A)/(B)	—		1.19	x	5.41	x	8.50	x	7.87	x	8.14	x

INCLUDING INTEREST ON DEPOSITS:
Pre-tax income (loss) from continuing operations, as reported		$(16,891)		$4,380		$55,798		$56,203		$45,668		$33,239
Fixed charges		33,851		72,789		80,913		63,051		39,343		20,167

Earnings (loss)	(C)	$16,960		$77,169		$136,711		$119,254		$85,011		$53,406

Interest on borrowings and deposits		$31,689		$68,012		$75,235		$57,868		$34,788		$16,344
Interest on long-term debt, including amortization of debt issuance costs		1,099		2,845		3,750		3,389		2,901		2,380
Portion of long-term lease expense representative of the interest factor (1)		1,063		1,932		1,928		1,794		1,654		1,443

Fixed Charges		$33,851		$72,789		$80,913		$63,051		$39,343		$20,167
Preferred stock dividend requirements and discount accretion		3,541		693		—		—		—		—

Combined fixed charges and preferred stock dividend requirements and discount accretion	(D)	$37,392		$73,482		$80,913		$63,051		$39,343		$20,167

Ratios of earnings (loss) to combined fixed charges and preferred stock dividend requirements and discount accretion, including interest on deposits	(C)/(D)	0.45	x	1.05	x	1.69	x	1.89	x	2.16	x	2.65	x

(1)	The interest factor is estimated to be one-third of long-term lease expense.

(2)	Combined fixed charges and preferred stock dividend requirements and discount accretion, excluding interest on deposits, exceeded earnings by $20.4 million for the six months ended June 30, 2009.